Exhibit 99.1

CONTACTS:
Tim Perrott	Danny Jovic
Investor Relations	Media Relations
561-438-4629	561-438-1594
Tim.Perrott@officedepot.com	Danny.Jovic@officedepot.com

Office Depot Announces Fourth Quarter and Full Year 2018 Results

Delivered strong revenue growth and free cash flow; expanded distribution network; grew services revenue; improved balance sheet and returned capital to shareholders in 2018.

Poised for profitable growth in 2019

Full Year 2018 Highlights

Reported Sales of $11.0 Billion, up 8%

Operating Income of $254 Million and Net Income from Continuing Operations of $99 Million

Adjusted Operating Income of $360 Million and Adjusted EBITDA of $567 Million

Generated $616 Million in Operating Cash Flow

Invested in Distribution Network, eCommerce Platform and Demand Generation

Fourth Quarter 2018 Highlights

Reported Sales of $2.7 Billion, up 3%

Services Revenue 16% of Total Revenue

Operating Income of $24 Million, Due to Lower Divisional Performance and FTC-related Accrual

Adjusted Operating Income of $84 Million

CompuCom Named Leader in Gartner Magic Quadrant

Boca Raton, Fla., February 27, 2019 — Office Depot, Inc. (“Office Depot,” or the “Company”) (NASDAQ: ODP), a leading integrated business-to-business (“B2B”) distribution platform of business services and supplies, products and technology solutions, today announced results for the fourth quarter and full year ended December 29, 2018.

Consolidated (in millions, except per share amounts)	4Q18	4Q17	FY18	FY17
Selected GAAP measures:
Sales	$2,670	$2,581	$11,015	$10,240
Sales change from prior year period	3%		8%
Operating income	$24	$56	$254	$327
Operating income margin	0.9%	2.2%	2.3%	3.2%
Net income (loss) from continuing operations	$(14)	$(48)	$99	$146
Diluted earnings (loss) per share from continuing operations	$(0.02)	$(0.09)	$0.18	$0.27
Operating Cash Flow (1)	$61	$59	$616	$467
Selected Non-GAAP measures: (2)
Adjusted EBITDA (3)	$138	$138	$567	$603
Adjusted operating income	$84	$92	$360	$432
Adjusted operating income margin	3.1%	3.6%	3.3%	4.2%
Adjusted net earnings per share from continuing operations (most dilutive)	$0.09	$0.08	$0.35	$0.45
Free Cash Flow (1) (4)	$(5)	$10	$429	$326

(1)	Both Operating Cash Flow and Free Cash Flow are from continuing operations.
(2)

Adjusted results represent non-GAAP measures and exclude charges or credits not indicative of core operations and the tax effect of these items, which may include but not be limited to merger integration, restructuring, acquisition costs, asset impairments, executive transition costs, and loss on modification of debt. Reconciliations from GAAP to non-GAAP financial measures can be found in this release as well as on the Investor Relations website at investor.officedepot.com.

(3)	2018 Adjusted EBITDA includes a $4 million reduction related to a reclassification from the first quarter 2018.
(4)

As used throughout this release, Free Cash Flow is defined as cash flows from operating activities of continuing operations less capital expenditures. Free Cash Flow is a non-GAAP measure and reconciliations from GAAP financial measures can be found in this release.

“In the pivotal year of our transformation, we achieved our key priorities of recapturing top-line growth, expanding our distribution platform, growing our services business, generating significant free cash flow, and strengthening our balance sheet,” said Gerry Smith, chief executive officer of Office Depot. “The progress we’ve made in enhancing our platform throughout the year was driven by growth in our integrated B2B business and year-over-year trend improvements in our retail business, benefitting from a 24% increase in our buy on-line pick up in store sales. We increased our reach to the nearly 29 million customers we serve today, including approximately 10 million small and medium businesses. We invested in and expanded our distribution network, upgraded the technology in our stores and improved our on-line and mobile experience. We also made significant progress in integrating CompuCom into our service offerings and are pleased to report that CompuCom has been once again recognized by Gartner as a 2019 Magic Quadrant leader. Overall, we made great progress on our transformation priorities and have positioned Office Depot to continue to deliver profitable growth in the future.”

Consolidated Results

Reported (GAAP) Results

Total reported sales for the fourth quarter 2018 were $2.7 billion compared to $2.6 billion in the fourth quarter of 2017, an increase of 3%. Product sales in the fourth quarter were down 1%, while service revenues grew 34%, driven primarily by service revenue contributed by the partial inclusion of CompuCom divisional results and growth in our BSD division. Service revenue excluding the CompuCom division and revenue recognition impacts grew 19% for the combined Retail and BSD divisions in the fourth quarter compared to last year. On a reported basis service revenue represented approximately 16% of total Company sales.

Sales Breakdown (in millions)	4Q18	4Q17	FY18	FY17
Product sales	$2,250	$2,267	$9,322	$9,320
Sales change from prior year	(1)%		0%
Service revenues	$420	$314	$1,693	$920
Sales change from prior year	34%		84%
Total sales	$2,670	$2,581	$11,015	$10,240

In the fourth quarter of 2018, Office Depot reported operating income of $24 million, compared to operating income of $56 million in the prior year period. Fourth quarter 2018 operating income results included a $25 million legal expense accrual related to a proposed settlement with the Federal Trade Commission (“FTC”) associated with the Company’s use of a third-party software product, as well as costs associated with investments in the business platform to support future growth. Net loss from continuing operations was $14 million, or $0.02 per share, compared to a loss of $48 million and $0.09 per share in the fourth quarter of 2017. The fourth quarter of 2018 net income results included a $15 million loss on the modification of debt related to the refinancing of the company’s term loan to lower future interest expense.

Total reported sales for the full year 2018 period were $11.0 billion, an increase of 8% over the same period last year, largely driven by the addition of CompuCom, growth in the B2B distribution platform, and growth in service revenues. Product sales for the year were flat with the prior year, while services sales grew 84% over last year, driven largely by the inclusion of CompuCom. Service revenue excluding the CompuCom division and revenue recognition impacts grew 13% year over year. Office Depot reported full year 2018 operating income of $254 million compared to an operating income of $327 million in the prior year period. Full year 2018 operating income results included the previously mentioned $25 million legal expense accrual related to a proposed settlement with the FTC. Net income from continuing operations in 2018 was $99 million, or $0.18 per share, compared to net income from continuing operations of $146 million, or $0.27 per diluted share, in 2017.

Adjusted (non-GAAP) Results (5)

Adjusted results for the fourth quarter of 2018 exclude charges and credits totaling $60 million, comprised of $1 million in executive transition costs, $7 million in asset impairments, $21 million in merger, acquisition and integration-related expenses, $6 million in restructuring and other charges, and $25 million in legal expense accrual, as well as the after-tax impact of these items.

•	Fourth quarter adjusted EBITDA was $138 million flat with the prior year period, despite increased costs associated with additional investments in the Company’s B2B platform.

•	Fourth quarter 2018 adjusted operating income was $84 million compared to an adjusted operating income of $92 million in the fourth quarter of 2017.

•

Fourth quarter 2018 adjusted net income from continuing operations was $52 million, or $0.09 per diluted share, compared to an adjusted net income from continuing operations of $45 million, or $0.08 per diluted share, in the fourth quarter of 2017.

•	Full year 2018 results included adjusted EBITDA of $567 million; adjusted operating income of $360 million; and adjusted net income of $199 million or $0.35 per diluted share.

(5) Adjusted results represent non-GAAP measures and exclude charges or credits not indicative of core operations and the tax effect of these items, which may include but not be limited to merger integration, restructuring, acquisition costs, asset impairments, executive transition costs, loss on modification of debt, and legal accruals. Reconciliations from GAAP to non-GAAP financial measures can be found in this release as well as on the Investor Relations website at investor.officedepot.com.

Fourth Quarter Division Results

Business Solutions Division

The Business Solutions Division reported sales were $1.3 billion in the fourth quarter of 2018, up 3% compared to the fourth quarter of 2017. The year-over-year increase reflects the impact of acquisitions, without which sales were approximately flat with the prior year. Organic sales performance was primarily driven by continued growth in adjacency categories and services. Including acquisitions, product sales in the fourth quarter of 2018 increased 2%, while service revenue increased 20% compared to the prior year period.

Business Solutions Division (in millions)	4Q18	4Q17	FY18	FY17
Sales	$1,293	$1,257	$5,282	$5,108
Sales change from prior year	3%		3%
Division operating income	$54	$68	$243	$262
Division operating income margin	4.2%	5.4%	4.6%	5.1%

Business Solutions Division operating income was $54 million in the fourth quarter of 2018 compared to $68 million in the fourth quarter of 2017. The decrease in operating income versus the prior year was driven primarily by certain cost impacts in the quarter as identified below and investments to drive future growth. Cost impacts in the quarter were related to platform consolidation from prior merger related activities, absorption of certain paper cost increases before realizing mitigation benefits, and higher distribution costs.

Retail Division

The Retail Division reported sales were $1.1 billion in the fourth quarter of 2018, down 6% versus the prior year period. Planned closures of underperforming stores and an approximately $10 million negative impact to revenue resulting from the adoption of the new revenue recognition standard contributed to the reported decline. Comparable store sales were down 5% excluding the change in revenue recognition. Product sales in the quarter declined 8% compared to the prior period, primarily due to lower sales volume, while service revenue increased 18% compared to the prior year period, excluding the impact of the revenue recognition change.

Retail Division (in millions)	4Q18	4Q17	FY18	FY17
Sales	$1,090	$1,164	$4,641	$4,962
Comparable store sales change from prior year	(5)%		(4)%
Division operating income	$28	$40	$193	$254
Division operating income margin	2.6%	3.4%	4.2%	5.1%

Retail Division operating income was $28 million in the fourth quarter of 2018, compared to $40 million in the fourth quarter of 2017. The decrease in operating income versus the prior year was due to deleveraging related to store closures, lower sales volume, and investments in additional service delivery capabilities adversely impacting gross profit and SG&A as a percentage of sales.

During the fourth quarter of 2018, the Company opened one new store, replaced one store, and closed 13 stores and ended the quarter with a total of 1,361 stores in the Retail Division.

CompuCom Division

CompuCom Division results are included in total Company results since the acquisition of CompuCom on November 8, 2017. Included in the Company’s reported fourth quarter 2017 results were revenues of $156 million and operating income of $8 million from the CompuCom division. Unaudited adjusted historical results for the entire fourth quarter of 2017 have been presented below for reference. CompuCom Division reported sales were $283 million in fourth quarter of 2018, up 4% versus sales of $271 million in the prior year historical period, despite lower sales from one of the divisions largest customers, which is currently experiencing a significant reorganization of its business.

CompuCom Division (in millions)	4Q18	4Q17	FY18	FY17
		Historical (6)		Historical (6)
Sales	$283	$271	$1,086	$1,080
Sales change from prior year	4%		1%
Division operating income	$5	$11	$17	$45
Division operating income margin	1.8%	4.1%	1.6%	4.2%

CompuCom Division operating income was $5 million in the fourth quarter of 2018 versus historical operating income of $11 million in the fourth quarter of 2017. Operating income was down versus the prior year primarily due to lower sales from a large customer experiencing a significant reorganization of its business, lower gross margin on product sales mix, expenses associated with onboarding new customers, and expenses related to growth initiatives. These growth initiatives contributed to a 6% increase in service order wins in 2018 versus 2017. CompuCom’s commitment to service excellence was once again recognized by Gartner as a 2019 Magic Quadrant leader, an exceptionally strong external endorsement of the quality of CompuCom’s services.

(6)

The CompuCom unaudited adjusted historical results for the fourth quarter of 2017 reflect information prepared prior to our acquisition and have not been subject to audit or the Company’s internal control processes. Results have been adjusted for historical restructuring and acquisition costs and have been presented for reference purposes only. The results for 2017 may not be comparable to current year results nor indicative of the results of future operations of the CompuCom Division or the results that would have been attained had the acquisition been completed on January 1, 2017.

Corporate and Other

Corporate expenses include support staff services and certain other expenses that are not allocated to the Company’s operating divisions. Unallocated expenses decreased to $3 million in the fourth quarter of 2018 compared to $24 million in the fourth quarter of 2017, primarily due to a release of incentive-based compensation accruals, reduction of professional fees, and other cost efficiencies.

The Company’s “Other” segment, which contains the global sourcing and trading operations in Asia and the elimination of intersegment revenues, had no material contribution to sales or operating income in the fourth quarter of 2018.

Balance Sheet and Cash Flow

As of December 29, 2018, Office Depot had total available liquidity of approximately $1.6 billion consisting of $658 million in cash and cash equivalents and $947 million of available credit under the Amended and Restated Credit Agreement. Total debt was $785 million, excluding $754 million of non-recourse debt supported by the Timber Notes receivable.

In the fourth quarter of 2018, the Company successfully reduced the rate on its Term Loan Credit Agreement due 2022 (“term loan”) by 175 basis points, saving an estimated $21 million in future annual net interest expense. As part of this repricing, the Company utilized existing cash balances to pay down approximately $200 million of the term loan’s outstanding balance.

For the fourth quarter of 2018, cash provided by operating activities of continuing operations was $61 million, including the impact of $1 million in OfficeMax merger–related costs, $21 million in acquisition and integration-related costs and $5 million in restructuring costs, compared to $59 million in the fourth quarter of the prior year.

Capital expenditures in the quarter were $66 million versus $49 million in the prior year, reflecting increased investments in our service platform, distribution network and eCommerce capabilities. Accordingly, Free Cash Flow from continuing operations was a net outflow of $5 million in the fourth quarter of 2018. For full year 2018, cash provided by operating activities was $616 million with $187 million of capital expenditures for Free Cash Flow from continuing operations of $429 million.

During the fourth quarter of 2018, the Company paid a quarterly cash dividend of $0.025 per share on December 14, 2018 for approximately $14 million and made a $19 million scheduled debt repayment on the 2022 term loan. In addition, Office Depot repurchased approximately 6 million shares at a total cost of $17 million in the fourth quarter of 2018. The Company also invested $17 million in the quarter through acquisitions to expand its BSD distribution network and its customer base. As part of the Company’s ongoing commitment to increasing shareholder value, the Board of Directors approved a new $100 million stock repurchase authorization effective January 1, 2019. The new stock repurchase program follows the Company’s current program, which expired on December 31, 2018.

2019 Guidance(7)

“The actions we took in 2018 to regain sales growth and invest in our business platform showed progress and we are encouraged about the opportunities in 2019 to more fully exploit our key assets. These assets include our nearly 29 million customers; a distribution network that can deliver to 98.5% of the U.S. population next day; and our 1,800 person dedicated B2B sales force,” said Gerry Smith. “In the year ahead, we are taking actions to improve profitability while continuing to grow our top-line revenue. In addition to leveraging the investments we’ve made in our business, the actions we are taking to drive greater profitability include realigning our merchandizing organization, pursuing cost efficiencies throughout the entire organization, leveraging our asset base in traditional and non-traditional ways, and enhancing customer penetration and share of wallet.”

The Company reconfirmed its previously issued guidance for 2019 which includes:

FY 2019 Guidance
Sales	~$11.1 billion
Adjusted EBITDA	~$575 million
Adjusted Operating Income	~$375 million
Free Cash Flow	~$350 million

Other underlying assumptions include:
Net interest expense	~$75 million
Non-GAAP effective tax rate	~30%
Capital Expenditures	Up to $175 million
Cash Tax Rate	< 10%

This guidance considers improving sales trends in its BSD, Retail and CompuCom divisions. Additionally, this guidance also reflects successfully addressing the targeted initiatives aimed at addressing supplier, distribution and wage rate cost pressures and a continued focus on Free Cash Flow generation.

(7)

The Company’s outlook for 2019 included in this release is for continuing operations only and includes non-GAAP measures, such as adjusted EBITDA, adjusted operating income, and free cash flow.  These measures exclude charges or credits not indicative of core operations, which may include but not be limited to merger integration expenses, restructuring charges, acquisition-related costs, executive transition costs, asset impairments and other significant items that currently cannot be predicted. The exact amount of these charges or credits are not currently determinable but may be significant. Accordingly, the Company is unable to provide equivalent GAAP measures or reconciliations from GAAP to non-GAAP for these financial measures.

About Office Depot, Inc.

Office Depot, Inc. (NASDAQ:ODP) is a leading provider of business services and supplies, products and technology solutions through its fully integrated B2B distribution platform of approximately 1,350 stores, online presence, and dedicated sales professionals and technicians to small, medium and enterprise businesses. Through its banner brands Office Depot®, OfficeMax®, CompuCom® and Grand&Toy®, as well as others, the Company offers its customers the tools and resources they need to focus on their passion of starting, growing and running their business. For more information, visit news.officedepot.com and follow @officedepot on Facebook, Twitter and Instagram.

Office Depot is a trademark of The Office Club, Inc. OfficeMax is a trademark of OMX, Inc. CompuCom is a trademark of CompuCom Systems, Inc. Grand&Toy is a trademark of Grand & Toy, LLC in Canada. ©2019 Office Depot, Inc. All rights reserved. Any other product or company names mentioned herein are the trademarks of their respective owners.

FORWARD LOOKING STATEMENTS

This communication may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements or disclosures may discuss goals, intentions and expectations as to future trends, plans, events, results of operations, cash flow or financial condition, or state other information relating to, among other things, Office Depot, based on current beliefs and assumptions made by, and information currently available to, management. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “estimate,” “expect,” “forecast,” “guidance,” “outlook,” “intend,” “may,” “possible,” “potential,” “predict,” “project,” “propose” or other similar words, phrases or expressions, or other variations of such words. These forward-looking statements are subject to various risks and uncertainties, many of which are outside of Office Depot’s control. There can be no assurances that Office Depot will realize these expectations or that these beliefs will prove correct, and therefore investors and stockholders should not place undue reliance on such statements.

Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, highly competitive office products market and failure to differentiate Office Depot from other office supply resellers or respond to decline in general office supplies sales or to shifting consumer demands; competitive pressures on Office Depot’s sales and pricing; the risk that Office Depot may not be able to realize the anticipated benefits of acquisitions due to unforeseen liabilities, future capital expenditures, expenses, indebtedness and the unanticipated loss of key customers or the inability to achieve expected revenues, synergies, cost savings or financial performance; the risk that Office Depot is unable to transform the business into a service-driven company or that such a strategy will result in the benefits anticipated; failure to execute effective advertising efforts; the risk that Office Depot is unable to successfully maintain a relevant omni-channel experience for its customers; failure to attract and retain key personnel, including qualified employees in stores, service centers, distribution centers, field and corporate offices and executive management; disruptions in Office Depot computer systems; breach of Office Depot information technology systems affecting reputation, business partner and customer relationships and operations and resulting in high costs; loss of business with government entities, purchasing consortiums, and sole- or limited- source distribution arrangements; product safety and quality concerns of manufacturers’ branded products and services and Office Depot private branded products; increases in fuel and other commodity prices; increases in the cost of material, energy and other production costs, or unexpected costs that cannot be recouped in product pricing; unanticipated downturns in business relationships with customers or terms with the suppliers, third-party vendors and business partners; disruption of global sourcing activities, evolving foreign trade policy (including new tariffs on certain foreign made goods); a downgrade in Office Depot credit ratings or a general disruption in the credit markets; covenants in the credit facility and term loan; incurrence of significant impairment charges; fluctuation in quarterly operating results due to seasonality of Office Depot business; changes in tax laws in jurisdictions where Office Depot operates; unexpected claims, charges, litigation, dispute resolutions or settlement expenses; the inability to realize expected benefits from the disposition of the international operations; fluctuations in currency exchange rates; changes in the regulatory environment, legal compliance risks and violations of the U.S. Foreign Corrupt Practices Act; increases in wage and benefit costs and changes in labor regulations; catastrophic events, including the impact of weather events on Office Depot’s business; failure to effectively manage Office Depot real estate portfolio; volatility in Office Depot common stock price, and  unanticipated changes in the markets for Office Depot’s business segments. The foregoing list of factors is not exhaustive. Investors and shareholders should carefully consider the foregoing factors and the other risks and uncertainties described in Office Depot’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the U.S. Securities and Exchange Commission. Office Depot does not assume any obligation to update or revise any forward-looking statements.

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share amounts)

	13 Weeks Ended		52 Weeks Ended
	December 29,	December 30,	December 29,	December 30,
	2018	2017	2018	2017
	(Unaudited)
Sales:
Products	$2,250	$2,267	$9,322	$9,320
Services	420	314	1,693	920
Total sales	2,670	2,581	11,015	10,240
Cost of goods sold and occupancy costs:
Products	1,779	1,775	7,313	7,236
Services	289	199	1,151	543
Total cost of goods sold and occupancy costs	2,068	1,974	8,464	7,779
Gross profit	602	607	2,551	2,461
Selling, general and administrative expenses	519	516	2,193	2,036
Asset impairments	7	3	7	4
Merger and restructuring expenses, net	27	32	72	94
Legal expense accrual	25	—	25	—
Operating income	24	56	254	327
Other income (expense):
Interest income	6	5	25	22
Interest expense	(30)	(23)	(121)	(62)
Loss on modification of debt	(15)	—	(15)	—
Other income, net	4	3	15	12
Income (loss) from continuing operations before income taxes	(11)	41	158	299
Income tax expense	3	89	59	153
Net income (loss) from continuing operations	(14)	(48)	99	146
Discontinued operations, net of tax	—	(4)	5	35
Net income (loss)	$(14)	$(52)	$104	$181
Basic earnings (loss) per common share
Continuing operations	$(0.02)	$(0.09)	$0.18	$0.28
Discontinued operations	—	(0.01)	0.01	0.07
Net basic earnings per common share	$(0.02)	$(0.10)	$0.19	$0.35
Diluted earnings (loss) per common share
Continuing operations	$(0.02)	$(0.09)	$0.18	$0.27
Discontinued operations	—	(0.01)	0.01	0.06
Net diluted earnings per common share	$(0.02)	$(0.10)	$0.19	$0.34
Dividends per common share	$0.025	$0.025	$0.10	$0.10

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except shares and par value)

	December 29,	December 30,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$658	$622
Receivables, net	885	931
Inventories	1,065	1,093
Prepaid expenses and other current assets	75	86
Current assets of discontinued operations	—	139
Total current assets	2,683	2,871
Property and equipment, net	763	725
Goodwill	914	851
Other intangible assets, net	422	448
Timber notes receivable	842	863
Deferred income taxes	284	305
Other assets	258	260
Total assets	$6,166	$6,323
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$1,110	$892
Accrued expenses and other current liabilities	978	986
Income taxes payable	2	5
Short-term borrowings and current maturities of long-term debt	95	96
Current liabilities of discontinued operations	—	67
Total current liabilities	2,185	2,046
Deferred income taxes and other long-term liabilities	300	336
Pension and postretirement obligations, net	111	91
Long-term debt, net of current maturities	690	936
Non-recourse debt	754	776
Total liabilities	4,040	4,185
Commitments and contingencies
Redeemable noncontrolling interest	—	18
Stockholders’ equity:
Common stock — authorized 800,000,000 shares of $0.01 par value; issued shares — 614,170,704 at December 29, 2018 and 610,353,994 at December 30, 2017; outstanding shares — 543,833,428 at December 29, 2018 and 553,984,357 at December 30, 2017	6	6
Additional paid-in capital	2,677	2,711
Accumulated other comprehensive loss	(99)	(78)
Accumulated deficit	(173)	(273)
Treasury stock, at cost — 70,337,276 shares at December 29, 2018 and 56,369,637 shares at December 30, 2017	(285)	(246)
Total stockholders’ equity	2,126	2,120
Total liabilities, redeemable noncontrolling interest and stockholders’ equity	$6,166	$6,323

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	2018	2017
Cash flows from operating activities of continuing operations:
Net income	$104	$181
Income (Loss) from discontinued operations, net of tax	5	35
Net income from continuing operations	99	146
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	192	159
Amortization of debt discount and issuance costs	10	3
Charges for losses on receivables and inventories	37	70
Asset impairments	7	4
Loss on modification of debt	15	—
Compensation expense for share-based payments	27	28
Deferred income taxes and deferred tax asset valuation allowances	40	137
Gain on disposition of assets	(5)	(4)
Other	9	(1)
Changes in assets and liabilities:
Decrease in receivables	43	15
Decrease (increase) in inventories	(2)	160
Net decrease (increase) in prepaid expenses and other assets	4	2
Net increase (decrease) in trade accounts payable, accrued expenses and other current and other long-term liabilities	140	(252)
Total adjustments	517	321
Net cash provided by operating activities of continuing operations	616	467
Cash flows from investing activities of continuing operations:
Capital expenditures	(187)	(141)
Purchase of leased head office facility	—	(42)
Businesses acquired, net of cash acquired	(81)	(872)
Proceeds from disposition of assets	15	30
Other investing activities	4	(5)
Net cash used in investing activities of continuing operations	(249)	(1,030)
Cash flows from financing activities of continuing operations:
Net payments on long and short-term borrowings	(97)	(31)
Cash used in modification of debt	(7)	—
Debt retirement	(194)	—
Debt issuance	—	728
Cash dividends on common stock	(55)	(53)
Share purchases for taxes, net of proceeds from employee share-based transactions	(3)	(17)
Repurchase of common stock for treasury	(39)	(56)
Payment to extinguish capital lease obligation	—	(92)
Acquisition of non-controlling interest	(18)	—
Other financing activities	(1)	(6)
Net cash provided by (used in) financing activities of continuing operations	(414)	473
Cash flows from discontinued operations:
Operating activities of discontinued operations	11	(9)
Investing activities of discontinued operations	66	(68)
Financing activities of discontinued operations	—	(8)
Net cash used in discontinued operations	77	(85)
Effect of exchange rate changes on cash and cash equivalents	(9)	7
Net increase (decrease) in cash, cash equivalents and restricted cash	21	(168)
Cash, cash equivalents and restricted cash at beginning of period	639	807
Cash, cash equivalents and restricted cash at end of period	660	639
Cash and cash equivalents of discontinued operations	—	(14)
Cash, cash equivalents and restricted cash at end of period — continuing operations	$660	$625
Supplemental information on operating, investing, and financing activities
Cash interest paid, net of amounts capitalized and Timber notes/Non-recourse debt	$93	$34
Cash taxes paid (refunded)	$(5)	$18
Non-cash asset additions under capital leases	$24	$5

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliations

(Unaudited)

We report our results in accordance with accounting principles generally accepted in the United States (“GAAP”). We also review certain financial measures excluding impacts of transactions that are not related to our core operations (“non-GAAP”). Management believes that the presentation of these non-GAAP financial measures enhances the ability of its investors to analyze trends in its business and provides a means to compare periods that may be affected by various items that might obscure trends or developments in its business. Management uses both GAAP and non-GAAP measures to assist in making business decisions and assessing overall performance. Non-GAAP measures help to evaluate programs and activities that are intended to attract and satisfy customers, separate from expenses and credits directly associated with Merger, restructuring, and certain similar items. Certain non-GAAP measures are also used for short and long-term incentive programs.

Our measurement of these non-GAAP financial measures may be different from similarly titled financial measures used by others and therefore may not be comparable. These non-GAAP financial measures should not be considered superior to the GAAP measures, but only to clarify some information and assist the reader. We have included reconciliations of this information to the most comparable GAAP measures in the tables included within this material.

The Company’s outlook for 2019 includes adjusted EBITDA, adjusted operating income, and free cash flow.  These measures exclude charges or credits not indicative of our core operations, which may include but not be limited to merger integration expenses, restructuring charges, asset impairments, and other significant items that currently cannot be predicted. The exact amount of these charges or credits are not currently determinable, but may be significant. Accordingly, the company is unable to provide a reconciliation to an equivalent net income, operating income or operating cash flow outlook for 2019.

Free cash flow is a non-GAAP measure, which we define as cash flows from operating activities of continuing operations less capital expenditures. We believe that free cash flow is an important indicator that provides additional perspective on our ability to generate cash to fund our strategy and expand our distribution network.

(In millions, except per share amounts)

Q4 2018	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Selling, general and administrative expenses	$519	19.4%	$1	$518	(8)	19.4%
Assets impairments	$7	0.3%	$7	$—		—%
Merger and restructuring expenses, net	$27	1.0%	$27	$—		—%
Legal expense accrual	$25	0.9%	$25	$—		—%
Operating income	$24	0.9%	$(60)	$84	(10)	3.1%
Loss on modification of debt	$(15)	(0.6)%	$(15)	$—		—%
Income tax expense	$3	0.1%	$(9)	$12	(11)	0.4%
Net income (loss) from continuing operations	$(14)	(0.5)%	$(66)	$52	(13)	1.9%
Earnings (loss) per share continuing operations (most dilutive)	$(0.02)		$(0.11)	$0.09	(13)

Q4 2017	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Selling, general and administrative expenses	$516	20.0%	$1	$515	(9)	20.0%
Assets impairments	$3	0.1%	$3	$—		—%
Merger and restructuring expenses, net	$32	1.2%	$32	$—		—%
Operating income	$56	2.2%	$(36)	$92	(10)	3.6%
Income tax expense	$89	3.4%	$56	$33	(11)	1.3%
Net income (loss) from continuing operations	$(48)	(1.9)%	$(92)	$45	(13)	1.7%
Earnings (loss) per share continuing operations (most dilutive)	$(0.09)		$(0.17)	$0.08	(13)

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliations

(Unaudited)

2018	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Selling, general and administrative expenses	$2,193	19.9%	$2	$2,191	(8)	19.9%
Assets impairments	$7	0.1%	$7	$—		—%
Merger and restructuring expenses, net	$72	0.7%	$72	$—		—%
Legal expense accrual	$25	0.2%	$25	$—		—%
Operating income	$254	2.3%	$(106)	$360	(10)	3.3%
Loss on modification of debt	$(15)	(0.1)%	$(15)	$—		—%
Income tax expense	$59	0.5%	$(20)	$79	(11)	0.7%
Net income from continuing operations	$99	0.9%	$(101)	$199	(13)	1.8%
Earnings per share continuing operations (most dilutive)	$0.18		$(0.17)	$0.35	(13)

2017	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Selling, general and administrative expenses	$2,036	19.9%	$8	$2,028	(9)	19.8%
Assets impairments	$4	0.0%	$4	$—		—%
Merger and restructuring expenses, net	$94	0.9%	$94	$—		—%
Operating income	$327	3.2%	$(106)	$432	(10)	4.2%
Income tax expense (12)	$153	1.5%	$(10)	$163	(11)	1.6%
Net income from continuing operations	$146	1.4%	$(96)	$241	(13)	2.4%
Earnings per share continuing operations (most dilutive)	$0.27		$(0.18)	$0.45	(13)

	13 Weeks Ended		52 Weeks Ended
	December 29,	December 30,	December 29,	December 30,
Adjusted EBITDA:	2018	2017	2018	2017
Net income (loss)	$(14)	$(52)	$104	$181
Discontinued operations, net of tax	—	(4)	5	35
Net income (loss) from continuing operations	(14)	(48)	99	146
Income tax expense	3	89	59	153
Income (loss) from continuing operations before income taxes	(11)	41	158	299
Add (subtract)
Interest income	(6)	(5)	(25)	(22)
Interest expense	30	23	121	62
Depreciation and amortization	50	43	192	159
Charges and credits, pretax (14)	75	36	121	106
Adjusted EBITDA	$138	$138	$567	$603

Amounts may not foot due to rounding

(8)	Adjusted selling, general and administrative expenses for the fourth quarter and year-to-date 2018 exclude charges for executive transition costs of $1 million and $2 million, respectively.
(9)	Adjusted selling, general and administrative expenses for the fourth quarter and year-to-date 2017 exclude charges for executive transition costs of $1 million and $8 million, respectively.
(10)

Adjusted operating income for all periods presented herein excludes merger and restructuring expenses, net, asset impairments (if any), significant legal expense accrual (if any) and executive transition costs (if any).

(11)	Adjusted income tax expense for all periods presented herein exclude the tax effect of the charges or credits not indicative of core operations as described in the preceding notes.
(12)

The company has released a majority of its deferred tax asset valuation allowances in the U.S. for GAAP purposes. The non-GAAP tax calculation removed the U.S. valuation allowances in year-to-date 2017 because of the cumulative income on a non-GAAP basis.

(13)

Adjusted net income from continuing operations and adjusted earnings per share from continuing operations (most dilutive) for all periods presented exclude merger and restructuring expenses, net, asset impairments (if any), significant legal expense accrual (if any), executive transition costs (if any), loss on modification of debt (if any), and exclude the tax effect of the charges or credits not indicative of core operations.

(14)

Charges and credits, pretax for all periods presented include merger and restructuring expenses, net, asset impairments (if any), significant legal expense accrual (if any), executive transition costs (if any), and loss on modification of debt (if any).

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliations

(Unaudited)

	13 Weeks Ended		52 Weeks Ended
	December 29,	December 30,	December 29,	December 30,
Free cash flow	2018	2017	2018	2017
Net cash provided by operating activities of continuing operations	$61	$59	$616	$467
Capital expenditures	(66)	(49)	(187)	(141)
Free cash flow	$(5)	$10	$429	$326

Amounts may not foot due to rounding

OFFICE DEPOT, INC.

Store Statistics

(Unaudited)

	Q4	Full Year
	2018	2018
Retail Division:
Stores opened	2	2
Stores closed	13	19
Total retail stores (U.S.)	1,361	—
Total square footage (in millions)	30.3	—
Average square footage per store (in thousands)	22.3	—